Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

BBB Foods Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A common shares, no par value	Rule 457(c)	4,025,000(1)	$28.25(2)	$113,706,250	$0.00015310	$17,408.43	–	–	–	–
Fees Previously Paid	–	–	–	–	–	–	–	–	–	–	–	–
	Total Offering Amounts				$28.25	$113,706,250	$0.00015310	$17,408.43	–	–	–	–
	Total Fees Previously Paid				–	–	–	–	–	–	–	–
	Total Fee Offsets				–	–	–	–	–	–	–	–
	Net Fee Due				–	-	–	$17,408.43	–	–	–	–

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(1) The 4,025,000 Class A common shares being registered in this Registration Statement are in addition to the 20,125,000 Class A common shares registered pursuant to the Registrant’s Registration Statement on Form F-1 (File No. 333-284668).

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the U.S. Securities Act of 1933, as amended, based on $28.25 per Class A common share, the public offering price to be set forth on the cover page of the Registrant’s final prospectus dated February 5, 2025 and filed pursuant to Rule 424(b)(1), relating to the Registrant’s Registration Statement on Form F-1 (File No. 333-284668). A registration fee was previously paid in connection with such Registration Statement.